Exhibit 10.7

[Logo of Intersil Corporation]

May 14, 2002

[Name]
[Address]

Dear _________ :

As you are aware, Intersil Corporation has agreed to acquire Elantec Semiconductor, Inc. Effectively integrating Elantec into Intersil will require close teamwork and cooperation between numerous organizations. Once complete, the synergy between the key products, markets, resources and talents of Elantec and Intersil will enable us to lead and challenge in markets across a broader front.

You will be joining Intersil effective immediately upon the closing of the Merger as _________________ reporting directly to me. Your new base compensation will be $240,000 annually. You will also be a participant in the Intersil Management Bonus Program for 2002 and your bonus target will be $180,000 annually at target, provided that you are employed on the date of payment. The amount actually paid will vary based upon the Company’s performance against preset goals.

You will be granted 60,000 shares under the Intersil 1999 Equity Compensation Plan (pursuant to Intersil’s Terms and Conditions for Executive Officers (Effective May 3, 2002)) at the fair market value on May 15, 2002. The vesting schedule for these shares will be as follows:25% of the shares will be vested on May 15, 2003, with the remaining shares vesting at 1/16 per quarter over the next three years, based on your continued employment with Intersil.

We currently anticipate maintaining Elantec’s primary benefit plans through the remainder of calendar year 2002. One exception to this relates to the Employee Stock Purchase Plan (ESPP). In accordance with the terms of the Merger Agreement, the Elantec ESPP will continue through the conclusion of the current Offering Period. You will be eligible to participate in Intersil’s ESPP for the Purchase Period beginning October 1, 2002.Over the course of the next few months, a comprehensive review of existing benefit plans will be conducted. Recommendations regarding any potential changes will be reviewed and approved by senior management. Employee communications regarding any such changes will be provided.

In the event of a future change of control of Intersil, you will be entitled to the rights set forth in the Executive Change of Control Severance Benefits Agreement which is attached to this letter.

I hope you find the foregoing information helpful as we work through the many challenging issues associated with effectively integrating the two businesses. Once complete, the synergy between the key products, resources and talents of Intersil and Elantec will enable us to lead and challenge in markets across a broader front. Your leadership at Intersil will be instrumental in making the Company a continued success.

To indicate your acceptance of this offer, please sign, date and return Page 2 of this letter and the Executive Change of Control Severance Benefits Agreement to myself or Debbie Ceraolo.

Alden, I believe this summarizes our discussions. I am very excited about our new opportunities at Intersil and about our continued working together.

Sincerely,
/s/ Richard M. Beyer

Richard M. Beyer Chief Executive Officer Intersil Corporation

[Name]
May 14, 2002

ACCEPTANCE OF EMPLOYMENT OFFER

5/14/02		5/14/02
Start Date	Signature	Date

Schedule to Form of Employment Letters

Party	Title
Alden Chauvin	Vice President of Worldwide Sales
Mohan Maheswaran	Vice President and General Manager, Elantec Business Unit